Standard Shares Distribution Plan

                                       of

                         THE WRIGHT MANAGED EQUITY TRUST


     WHEREAS, The Wright Managed Equity Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, Wright Investors Service Distributors, Inc. (the "Distributor") acts as distributor of the shares of beneficial interest of the Trust's series set forth in Schedule I (each, a "Fund" and together, the "Funds");
         WHEREAS, the Trust, on behalf of each Fund, intends to pay distribution expenses with respect to the Funds' Standard Shares;

     WHEREAS, the Trust has entered into a distribution contract with the Distributor, whereby the Distributor renders services to the Trust in connection with the offering and distribution of each Fund's Standard Shares; and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Standard Shares Distribution Plan will benefit each Fund and the Fund's Standard Shares shareholders.

     NOW,   THEREFORE,   the  Trust  hereby  adopts  this  Standard   Shares
Distribution Plan (the "Plan") on behalf of each Fund in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Trust, on behalf of each Fund, is authorized to reimburse the Distributor for distribution services performed and expenses incurred by the Distributor in connection with each Fund's Standard Shares. The amount of such compensation paid during any one year shall not exceed .25% of the average daily net assets of a Fund attributable to the Standard Shares. Such compensation shall be calculated and accrued daily and paid monthly.

         2. Distribution services and expenses for which the Distributor may be reimbursed by a Fund's Standard Shares pursuant to this Plan include, without limitation: compensation to and expenses incurred by dealers or wholesalers retained by the Distributor (collectively, the "Authorized Dealers") and the officers, employees and sales representatives of Authorized Dealers and of the Distributor; allocable overhead, travel and telephone expenses; the printing of prospectuses and reports for



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other than existing  shareholders;  the  preparation  and  distribution of sales literature and advertising; and all other expenses (other than personal and account maintenance services as defined in the Trust's Service Plan) incurred in connection with activities primarily intended to result in the sale of a Fund's Standard Shares.

         3. This Plan shall not take effect with respect to each Fund until after it has been approved by both (a) a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and (b) a majority of the outstanding voting Standard Shares of the Fund.

         4. Any agreements related to this Plan shall not take effect until approved in the manner provided for approval of this Plan in paragraph 3(a).

         5. This Plan shall continue in effect until February 28, 1998 and from year to year thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3(a).

         6. The persons authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall be the President or any Vice President of the Trust. Such persons shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. This Plan may be terminated at any time with respect to each Fund by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting Standard Shares of the Fund. If the Plan is terminated or not continued by the Trustees and no successor plan is adopted with respect to each Fund, the Fund shall cease to make distribution payments to the Distributor with respect to the Standard Shares.

         The term "vote of a majority of the outstanding voting Standard Shares of a Fund" shall mean the vote of the lesser (a) 67 per centum or more of the Fund's Standard Shares present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Standard Shares are present or represented by proxy at the meeting, or (b) more than 50 per centum of the Fund's outstanding Standard Shares, or such other definition as may be required from time to time pursuant to the Act.

         8. This Plan may not be amended to increase materially the limit upon distribution expenses provided in paragraph 1 or to change the nature of such



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expenses provided in paragraph 2 hereof unless such amendment is approved in the manner provided for approval in paragraph 3 hereof.

        9.While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

        10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or of the agreements of such reports, as the case may be, the first two years in an easily accessible place.

        11. It is the opinion of the Trust's Trustees and officers that the following are not expenses primarily intended to result in the sale of each Fund's Standard Shares: fees and expenses of registering the Standard Shares under federal or state laws regulating the sale of securities; and fees and expenses of registering the Trust as a broker-dealer or of registering an agent of the Trust under federal or state laws regulating the sale of securities; and fees and expenses of preparing and setting in type the Trust's registration statement under the Securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of a Fund's Standard Shares, they shall be considered to be expenses contemplated by and included in this Distribution Plan but not subject to the limitation prescribed in paragraph 1 hereof.

         IN WITNESS WHEREOF, the Trust has executed this Distribution Plan on May 1, 1997.


                                             THE WRIGHT MANAGED EQUITY TRUST




                                              By:      /s/ Peter M. Donovan
                                                       ----------------------
                                                         President
Attest:



/s/ H. Day Brigham
-------------------
Secretary





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                                                                 Schedule I


                         The Wright Managed Equity Trust


         Wright Selected Blue Chip Equities Fund
         Wright Junior Blue Chip Equities Fund
         Wright Major Blue Chip Equities Fund
         Wright International Blue Chip Equities Fund